EXHIBIT 99.27
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 9, 2002

        BANYAN STRATEGIC REALTY TRUST ANNOUNCES DISSOLUTION AND
             TERMINATION TO TAKE EFFECT ON JANUARY 3, 2003

OAK BROOK, ILLINOIS - DECEMBER 9, 2002 - BANYAN STRATEGIC REALTY TRUST (OTCBB: BSRTS) announced today that its Board of Trustees has resolved to terminate the Trust effective January 3, 2003. The termination and dissolution will be accomplished by the transfer of all of Banyan's remaining assets and liabilities into the newly-formed BSRT Liquidating Trust. The Board appointed current First Vice President and General Counsel Robert G. Higgins as the Primary Liquidating Trustee and current Interim President and CEO L. G. Schafran as the Secondary Liquidating Trustee. The Primary Liquidating Trustee will be responsible for the operation of the liquidating trust including the day-to-day administrative tasks, while the Secondary Liquidating Trustee will act in an advisory role.

Banyan adopted a Plan of Termination and Liquidation on January 5, 2001. The Plan called for the liquidation of all of Banyan's assets as soon as practical and provided that a liquidating trust could be established if, in the judgment of Banyan's Board of Trustees, all liabilities could not be discharged or adequately provided for within a two-year period. Banyan has sold its entire real estate portfolio, realizing more than $250 million in gross proceeds, and has, to date, made liquidating distributions totaling $5.45 per share to its shareholders. However, Banyan remains involved in a lawsuit with its suspended President, Leonard G. Levine, that has been pending since October of 2000. Banyan announced in October of 2002 that no further distributions would be made to its shareholders until the litigation with Mr. Levine was completed. No trial date is currently scheduled, but the Trust believes that the case will be tried during the second quarter of 2003. A motion to extend the current January 31, 2003 discovery cutoff date has been filed by Mr. Levine's attorneys. If this motion is granted, the trial date could be further delayed.

Banyan's distribution of assets and liabilities into the BSRT Liquidating Trust on January 3, 2003 will mark the termination of Banyan Strategic Realty Trust. Except for certain of Banyan's present and former employees who have opted to forfeit shares pledged to secure non-recourse loans, each



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BANYAN STRATEGIC REALTY TRUST
ADD 1




of Banyan's shareholders will automatically receive an uncertificated interest in the BSRT Liquidating Trust, equal to their pro-rata ownership interest in Banyan. The Liquidating Trust interests will not be listed on any stock exchange and will not be exchangeable or transferable, except by death or operation of law. The last day of trading on the Over the Counter Bulletin Board in Banyan's shares of beneficial interest will be January 2, 2003.

The transfer into the Liquidating Trust constitutes a distribution, in kind, to Banyan's shareholders, the effect of which must be reported by Banyan's shareholders on their individual income tax returns for the year 2003 (filed in the spring of 2004). Since Banyan will no longer be in existence, the BSRT Liquidating Trust will fulfill Banyan's obligation to cause Form 1099's to be issued to Banyan's shareholders for the calendar year 2002 and for the distribution into the liquidating trust in January of 2003. The 2002 Form 1099 will reflect each shareholder's allocated portion of the liquidating distributions made in 2002. The 2003 1099 will reflect each shareholder's allocated portion of the distribution into the liquidating trust.

In other news, Banyan announced that its Board of Trustees has awarded bonus compensation of $400,000.00 to Interim President and CEO L.G. Schafran in recognition of his efforts in and contribution to the success of Banyan's liquidation, especially in the closing of the Denholtz transaction ($185.25 million) in May of 2001. Mr. Schafran became the company's chief executive officer upon the suspension of Mr. Levine in August of 2000, and has served in that capacity, as well as serving as Chairman of the Board of Trustees, since then. Three-quarters of Mr. Schafran's bonus compensation had previously been accrued for in the Trust's financial statements as of September 30, 2002, under the line item "Accrued Severance and Termination Costs."

Banyan also announced that it has withdrawn its request for a no-action letter from the Securities and Exchange Commission ("SEC"). Banyan submitted its original request in late August. After engaging in a discussion with representatives of the SEC in early October, Banyan provided additional information and a revised request on October 16.

Additional discussions were held on November 21, 2002, at the conclusion of which Banyan's trustees determined that the request for no-action relief should be withdrawn. Commenting on the dialogue with the SEC, Banyan's General Counsel, Robert G. Higgins, said: "Banyan elected to withdraw its request for no-action and to, instead, rely on the precedent of other similar requests that have been granted, when it became apparent that the SEC would have been unable to complete the necessary review process in the time period required by Banyan. We are confident that prior rulings in very similar circumstances provide us with the guidance we need in this instance. We appreciate the time and efforts of the SEC, especially in view of the myriad of other issues currently being considered by the Commission."

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. The remaining properties were sold on April 1, 2002, May 1, 2002 and October 16, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.45 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



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BANYAN STRATEGIC REALTY TRUST
ADD 2




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of any remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended September 30, 2002 which was filed with the Securities and Exchange Commission on November 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          SEE BANYAN'S WEBSITE AT http://www.banyanreit.com.